Exhibit 99.1


                         VELOCITY ASSET MANAGEMENT, INC.
                   ANNOUNCES EXERCISE OF OVER-ALLOTMENT OPTION

         RAMSEY, NEW JERSEY, June 6, 2006 - Velocity Asset Management, Inc. (OTC Bulletin Board: VCYA.OB) (Amex: JVI.PR) (the "Company") announced today that the underwriters of the Company's recent public offering have purchased an additional 180,000 shares of Series A Convertible Preferred Stock from the Company pursuant to the exercise of the underwriter's over-allotment option. The Shares were sold at an offering price of $10.00 per Share, generating gross proceeds to the Company of $1.8 million. After deducting underwriting commissions, approximately $1.656 million of such proceeds were received by the Company.

         A registration statement relating to these securities was filed and declared effective by the Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities of Velocity Asset Management, Inc., nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Velocity Asset Management, Inc.

         Velocity Asset Management, Inc. is a Delaware corporation that focuses on the purchase, resale, and collection of distressed assets through its three wholly owned subsidiaries, Velocity Investments, LLC, J. Holder, Inc. and VOM, LLC. Velocity Investments, LLC is a consumer receivables asset management and liquidation company, which purchases, manages and liquidates portfolios of unsecured consumer receivables. J. Holder, Inc. invests in, and maximizes the return on real property sold at sheriff's foreclosure sales and judgment execution sales, acquires defaulted mortgages and partial interests in real property with the goal of re-selling the property or perfecting the partial interest for resale. VOM, LLC focuses on purchasing, managing and maximizing the return on New Jersey municipal tax liens.

         This Press Release contains or may contain forward-looking statements and information that are based upon beliefs of and information currently available to the Company's management as well as estimates and assumptions made by the Company's management. When used herein the words "anticipate," "believe," "estimate," "expect," "future," "intend," "plan" and similar expressions as they relate to the Company or the Company's management identify forward- looking statements. Such statements reflect the current view of the Company with respect to future events and are subject to risks, uncertainties and assumptions relating to the Company's operations and results of operations and any businesses that may be acquired by the Company, including future collections, increased revenue, increased operating income and consumer receivables under management at the Company's Velocity Investments subsidiary. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, intended or planned.

             Company Contact:
             Jim Mastriani, CFO
             Velocity Asset Management
             (732) 556-9090
             jjm@velocitycollect.com